Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-85406) and S-8 (Nos. 333-39756, 333-39758, 333-40202, 333-87794, and 333-115463) of Visteon Corporation of our report dated February 28, 2007, except for Note 20, as to which the date is August 3, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
August 3, 2007